UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 25, 2014

SOLAR POWER, INC.
(Exact name of registrant as specified in its charter)

California (State or other jurisdiction of incorporation or organization)	000-50142 (Commission File Number)	20- 4956638 (I.R.S. Employer Identification No.)

3400 Douglas Blvd., Suite 285
Roseville, California 95661-3888
(Address and telephone number of principal executive offices) (Zip Code)

(916) 770-8100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

Resignation of Charlotte Xi as President and Chief Operating Officer

On May 25, 2014, Charlotte Xi resigned as president and Chief Operating Officer of Solar Power, Inc. (the “Company”) effective immediately. In connection with Ms. Xi’s resignation, the Company and Ms. Xi entered into a separation and release agreement whereby the Company agreed to pay Ms. Xi a lump sum payment of approximately $80,000. Ms. Xi will serve as special consultant to the Company’s Chairman of the Board of Directors until September 30, 2014 for no additional compensation.

Appointment of Roger Le Yu as interim Chief Financial Officer

On May 26, 2014, the Company appointed Roger Le Yu as Interim Chief Financial Officer effective immediately. Mr. Yu will serve at-will and his compensation will be approximately $100,000 per year subject to currency exchange rate adjustments.

Mr. Le Yu has over 8 year’s experience in accounting, financing and corporate management. Before joining the Company, he served as LDK Solar Co., Ltd.’s Assistant Vice President and Financial Controller and was in charge of the overall management of the financial function, responsible for accounting and reporting, financing and financial management. Prior to joining LDK in 2011, Mr. Yu spent over five years in Deloitte Touche & Thomatsu mainly serving US public companies and his last position was audit manager.

Mr. Yu obtained a Bachelor of Science Degree in Instrument Engineering from Shanghai Jiaotong University, China in 2005 and is now enrolled in an EMBA program in Nankai University.  Mr. Yu is a Certificated Public Accountant of China.

During the last fiscal year, Mr. Yu has not been a party to any transaction or any proposed transaction to which the Company is or was to be a party and in which Mr. Yu would have a direct or indirect interest. Mr. Yu has no family relationships with any director or executive officers of the Company, or with any persons nominated or chosen by the Company to become directors or executive officers. There is no material plan, contract or arrangement (whether or not written) to which Mr. Yu is a party or in which he participates that is entered into or an material amendment in connection with the Company’s appointment of Mr. Yu, or any grant or award to Mr. Yu or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Yu.

Appointment of Hoong Khoeng Cheong as Chief Operating Officer

On May 26, 2014, the Company appointed Hoong Khoeng Cheong as Chief Operating Officer effective immediately. Mr. Cheong will serve at-will and his compensation will be approximately $290,000 per year subject to currency exchange rate adjustments.

Mr. Hoong Khoeng Cheong has more than 20 years of engineering and operation experience in solar and electronics industries. He has served in various management positions in LDK Solar Co., Ltd. from 2011 to 2014 and he was appointed as the Chairman of the Management Board and Chief Executive Officer of Sunways AG, a public-listed company in Germany. He previously served as the General Manager of the Company from 2007 to 2011 and was responsible for PV ( Solar) system design and development as well as the manufacturing of key components for solar modules and racking systems before joining LDK Solar Co., Ltd. Prior to joining the solar industry in 2007, Mr. Cheong spent 16 years in the electronics industry responsible for engineering development & manufacturing of liquid crystal display products and he served as the Vice President of Engineering of an affiliate of Flextronics.

Mr. Cheong holds a Bachelor of Science Degree in Mechanical Engineering from University of Louisiana, USA and obtained his post graduate Master of Science degree in Computer Integrated Manufacturing from Nanyang Technology University, Singapore in 1997.

During the last fiscal year, Mr. Cheong has not been a party to any transaction or any proposed transaction to which the Company is or was to be a party and in which Mr. Cheong would have a direct or indirect interest. Mr. Cheong has no family relationships with any director or executive officers of the Company, or with any persons nominated or chosen by the Company to become directors or executive officers. There is no material plan, contract or arrangement (whether or not written) to which Mr. Cheong is a party or in which he participates that is entered into or an material amendment in connection with the Company’s appointment of Mr. Cheong, or any grant or award to Mr. Cheong or modification thereto, under any such plan, contract or arrangement in connection with the Company’s appointment of Mr. Cheong.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLAR POWER, INC. a California Corporation

Dated: May 27, 2014	/s/ Min Xiahou
Min Xiahou
Chief Executive Officer

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